Exhibit 10.51





December 20, 1997

Belridge Road/Railroad Grade Prospect Areas Farmout
Portions of 29/21, 29/22, 30/22 and 30/23, Kern County, California Chevron FOA #032566

NNG                                         SABA EXPLORATION COMPANY
4700 Stockdale Highway              3201 Skyway Drive
Suite 150                                   Suite 201
Bakersfield, California 93309       Santa Maria, California 93455

Attention:  Rod Nahama              Attention:  Ilyas Chaudhary

Gentlemen:

NAHAMA  NATURAL  GAS  (NNG),  a  California  corporation,  and SABA  EXPLORATION
COMPANY, a wholly owned subsidiary of Saba Petroleum Company, a Delaware corporation (collectively "Farmee"), desire to farm in from Chevron U.S.A. Production Company, a division of Chevron U.S.A. Inc., hereinafter "Chevron", the named prospect areas and certain rights in Chevron lands located therein. When fully executed and delivered, this letter, together with its exhibits, all of which are attached hereto and incorporated herein by this reference, constitutes the agreement of the parties with respect to said prospect areas and lands.

1. Subject to the terms and conditions of this agreement, Farmee shall have the right to undertake seismic and oil and gas drilling and development operations relating to the prospect areas and Chevron lands depicted on Exhibit "A" and described in Exhibit "B". Farmee's exercise of such rights shall be subject to the terms and conditions of that certain data license and confidentiality agreement attached as Exhibit "C" and the form of oil and gas lease attached as Exhibit "D".

     2. On or about January 15, 1998, Chevron shall deliver to Farmee digital copies of Chevron's proprietary final migrated volume from its Belridge Road and Railroad Grade 3D seismic data sets. Such data shall be furnished to Farmee under the terms and conditions of Exhibit "C".

     On or about February 1, 1998, Chevron shall deliver to a geophysical data processing contractor mutually acceptable to both Chevron and Farmee, Chevron's proprietary fields tapes and other digital and non-digital data necessary for such vendor's reprocessing and merging of the Belridge Road and Railroad Grade 3D seismic survey data sets, pursuant to the provisions of this agreement AND Exhibit "C". Farmee shall promptly reimburse Chevron for all of its costs of retrieving and copying such data, which such costs are estimated to be less than $300.00. Such data shall be deemed to have been furnished by Chevron directly to Farmee (and to such contractor by Farmee) and, therefore, all such data shall be subject to the terms and conditions of this agreement and Exhibit "C". Farmee shall contract with such contractor for its prompt commencement and diligent completion of those seismic data merging and reprocessing operations provided for in Exhibit "C" and shall promptly pay to contractor all charges invoiced under such contract. In addition, Farmee shall promptly reimburse Chevron for any in-house costs or out of pocket expenses it may have incurred in the retrieval and copying of such data for Farmee/contractor, which such costs and expenses are estimated to be $20,000.00.

     Promptly after the completion of such data reprocessing and merging operations, but in no event later than May 1, 1998, Farmee shall furnish to Chevron a true and complete copy of the final stack and migration data and tapes of the reprocessed/merged data, all in standard industry format (but not Farmee's interpretive products), and shall otherwise adhere to the terms and conditions of Exhibit "C". Farmee's failure to timely and satisfactorily perform its obligations under this Paragraph "2" shall result in termination of Farmee's rights under this agreement, effective May 1, 1998.

3. In the event Farmee timely and satisfactorily performs all of its seismic obligations under Paragraph "2", it shall have a limited option to drill one or more test wells within the prospect areas, the actual drilling of the first of such wells to be commenced, if at all, no later than August 1, 1998. If Farmee elects to drill such a well, it shall give Chevron written notice thereof by July 1, 1998. Such notice shall state the location, depth and geotechnical objectives of such well and shall describe the Chevron acreage block to be leased to Farmee in support of the well. The well shall be designed to fully penetrate and test the Stevens sands (equivalents) formations or to such other predetermined formation and/or depth as may at that time be mutually agreeable to Chevron and Farmee. Farmee's notice shall include its proposed formation/depth and Chevron shall promptly advise, in writing, of its approval or non-approval thereof. Promptly after its receipt of such notice, Chevron shall promptly execute and deliver to Farmee an oil and gas lease covering such available acreage in the form of that lease attached as Exhibit "D". The following shall constitute the principal terms of the lease:

         Acreage:                           2  sections  plus  10%  (maximum  of
                                            approximately 1400 contiguous acres,
                                            all to be  located  within  no  more
                                            than three  contiguous  governmental
                                            sections). Except as otherwise noted
                                            on Exhibit "B",  Chevron's  grant of
                                            an  elected  lease  shall be without
                                            depth restriction.  Notwithstanding,
                                            Farmee  acknowledges that Chevron is
                                            engaged in negotiations with a third
                                            party,   as  of  the  date  of  this
                                            agreement, for a farmout or lease to
                                            that party of deep rights (generally
                                            lying below base Stevens [+/-15,000'
                                            measured   depth])  in  certain  Cal
                                            Canal  area  acreage.  In the  event
                                            Chevron   consummates  an  agreement
                                            with  such  party  for  such  rights
                                            before Farmee has elected a lease on
                                            such acreage,  this agreement  shall
                                            on  the  date  of  such  third-party
                                            agreement  be  deemed  to have  been
                                            amended  to exclude  such  depths in
                                            such acreage from this agreement;
         Primary term:              4 months
         Bonus:                             Waived;
     Delay Rental: Inapplicable; Royalty: 20% of 100% through payout of all drilling, testing, completion and casing of the first lease well; 25% thereafter. Chevron may elect to take its royalty share in kind;
     Development: 1:10 (oil down through Etchegoin), 1:40 (oil below Etchegoin); 1:160 (gas down through Etchegoin), 1:320 (gas below Etchegoin); 180-day string between first and second wells; 120-days between subsequent wells;
         Offsets:                   660' oil and 1320' gas;
     Pooling: Lessee may pool Chevron acreage with outside acreage, subject to the above development obligations and provided that a minimum of 50% of the production is allocated to the Chevron lease;
      Back-in Rights:                    Chevron is retaining no back-in rights.

      If Farmee shall fail to timely notify Chevron of its election to drill under this Paragraph "3" or thereafter fail to timely commence and diligently prosecute the drilling of such well to completion or abandonment, all of Farmee's rights under this agreement shall forthwith terminate.

4. In the event Farmee has timely and satisfactorily drilled a test well under Paragraph "3" hereof and is not then in default of its obligations under this agreement and such lease, Farmee shall have a limited option to drill one or more additional test wells within the prospect areas, the actual drilling of the first of such additional wells to be commenced, if at all, no later than February 1, 1999. If Farmee elects to drill such a well, it shall give Chevron written notice thereof by December 1, 1998. Such notice shall contain all information prescribed in Paragraph "3" hereof and upon its receipt, Chevron shall promptly execute and deliver to Farmee an oil and gas lease in the same form and with the same terms as provided in Paragraph "3". If Farmee shall fail to timely notify Chevron of its election to drill under this Paragraph "4" or thereafter fail to timely commence and diligently prosecute the drilling of such well to completion or abandonment, all of Farmee's rights to earn additional Chevron leases under this agreement shall forthwith terminate.

5. In the event Farmee has timely and satisfactorily drilled a test well under Paragraph "4" hereof and is not then in default of its obligations under this agreement and such lease, Farmee shall have a limited option to drill one or more additional test wells within the prospect areas, the actual drilling of the first of such additional wells to be commenced, if at all, no later than August 1, 1999. If Farmee elects to drill such a well, it shall give Chevron written notice thereof by July 1, 1999. Such notice shall contain all information prescribed in Paragraph "3" hereof and upon its receipt, Chevron shall promptly execute and deliver to Farmee an oil and gas lease in the same form and with the same terms as provided in Paragraph "3". If Farmee shall fail to timely notify Chevron of its election to drill under this Paragraph "5" or thereafter fail to timely commence and diligently prosecute the drilling of such well to completion or abandonment, all of Farmee's rights to earn additional Chevron leases under this agreement shall forthwith terminate.

6. In the event Farmee has timely and satisfactorily drilled a test well under Paragraph "5" hereof and is not then in default of its obligations under this agreement and the leases granted under the provisions of Paragraphs "3", "4" and "5", Farmee shall have a limited option to drill one final test well within the prospect areas, the actual drilling of such well to be commenced, if at all, no later than December 31, 1999. If Farmee elects to drill such a well, it shall give Chevron written notice thereof by November 1, 1999. Such notice shall contain all information prescribed in Paragraph "3" hereof and upon its receipt, Chevron shall promptly execute and deliver to Farmee an oil and gas lease in the same form and with the same terms as provided in Paragraph "3". In addition, Farmee's notice of election to drill under this Paragraph "6" shall include Farmee's payment to Chevron of $50,000.00. If Farmee shall fail to timely notify Chevron of its election to drill under this Paragraph "6", if Farmee shall fail to timely make the prescribed $50,000.00 payment therewith or if Farmee shall thereafter fail to timely commence and diligently prosecute the drilling of such well to completion or abandonment, all of Farmee's rights to earn additional Chevron leases under this agreement shall forthwith terminate.

7. If during the term of this agreement, Farmee shall drill a well or wells on prospect lands not leased to it by Chevron ("third party leases and lands"), Farmee shall furnish to Chevron all data and information related to such wells, pursuant to the terms of Exhibit "B" to Exhibit "D", as if such well were drilled on Chevron lands under said Exhibit "D". In addition, Farmee shall execute and record a grant to Chevron of an overriding royalty interest equal to the difference between 25% of 100% and the burdens of record applicable to such third party leases and lands, but in no event less than 5% of 100%, on all production from such third party leases and lands.

8. All of Farmee's operations and obligations under or related to this agreement shall be performed by or on behalf of Farmee at its sole risk, cost and expense and all such operations and their products shall be undertaken and completed in accordance with: (a) current industry practice and standards for California; (b) all exhibits to this agreement; and (c) all applicable laws, rules, orders and regulations.

9. Upon the termination of Farmee's rights to drill and earn additional acreage under this agreement, which shall in no event be later than December 31, 1999, Farmee's continuing operations upon Chevron lands, if any, and all of Farmee's obligations with respect all such lands shall be governed by the terms and conditions of Exhibit "C" and, in the event a lease is, or leases are granted to Farmee hereunder, the terms and conditions of such lease(s).

10. Chevron has long been engaged in negotiations with the U.S. Fish and Wildlife Service, the California Department of Fish and Game, the County of Kern, the Bureau of Land Management and the California Division of Oil, Gas and Geothermal Resources for a habitat conservation plan ("HCP") for the "Lokern" area, an area within which the subject acreage lies. A copy of the current draft of the Chevron Lokern HCP is attached hereto as Exhibit "E" and made a part hereof by this reference. As you can see from your review of the exhibit, the HCP is designed to provide for accelerated permitting of oil and gas operations and for protection of threatened and endangered species and their habitats.

      We estimate that the Chevron Lokern HCP will not be finalized for another six to twelve months but one important tenet of the plan seems already to be set; that is, acreage compensation for `permanent' surface disturbance on Chevron properties within the Lokern area (disturbance for which surface restoration is not begun within two years and completed within a reasonable length of time thereafter) will be made at the rate of 3:1 (three acres of compensation for each acre of surface disturbed). If Farmee undertakes actual operations on the subject Chevron lands under this agreement, Farmee will be responsible for the `payment' of the requisite compensation. It is also important to note that in light of the fact that the Chevron Lokern HCP has not yet been finalized, Farmee will be required to consult with the U.S. Fish and Wildlife Service, the California Department of Fish and Game, the California Department of Conservation, Division of Oil, Gas and Geothermal Resources, and possibly others regarding permits currently necessary for operating in the Lokern area.

This letter, including all of its Exhibits, constitutes the agreement of the parties with respect to the matters herein contained.

Nahama Natural Gas (NNG)            Saba Exploration Company

By:                                                  By:
Its:                                                 Its:

Chevron U.S.A. Production Company

By:
Its: Assistant Secretary
                                Table of Exhibits

"A"      Prospect plat (BelRRGxA.doc)
"B"      Description of Chevron lands (BLRRGacr.doc)
"C"      Data License and Confidentiality Agreement (BelCnfdC.doc)
     "D" Chevron fee lease form (NngSabaBelRdRRGradeLongLse.doc, LeasexA.doc, LeasexB.doc)
     "E"  Lokern  HCP  (Draft  #3) and  Implementation  Agreement  (Draft  dated
     10/20/97)
"F"      Additional Terms and Conditions (AddTerms.doc)


                                   Exhibit "A"

Attached to and made a part of that certain Belridge/Railroad Grade Prospect Area Farmout, dated December 20, 1997, by and between NNG and Saba Exploration Company (collectively "Farmee") and Chevron U.S.A. Production Company.


[graphic omitted]




                                   EXHIBIT "B"

         Attached to and made a part of that certain Belridge Road/Railroad Grade Prospect Areas Farmout, dated December 20, 1997, by and between NNG and Saba Exploration Company (collectively "Farmee") and Chevron U.S.A. Production Company.

T/R/S (Chev #)    Chev Interest     N/G Acr                   Comments

2822031 (001497)  Fee Simple        0                All rights burdened by O&G lease
                  Absolute ("FSA")                   (no interest available for earning).

292111            None              0                Chevron has given a non-exclusive license
                                                     of its 3D data to a competitor (014929)
292113               "              0                "        "        "        "       "
292114               "              0                "        "        "        "       "
292115               "              0                "        "        "        "       "
292123               "              0                "        "        "        "       "
292124               "              0                "        "        "        "       "
292125 (003046)   FSA               0                "        "        "        "       "
292136 (003855)   FSA               0                No interest available for earning.

292205 (001500)   FSA               0                All rights burdened by O&G lease
                                                     (no interest available for earning).
292207(001501)    FSA               644              Grazing lease.
292209 (001502)   FSA (N/2)         0                All rights burdened by O&G lease
                                                     (no interest available for earning).
292215 (001505)   FSA               640              Grazing lease; designated drillsites only.
292216 (003647)   FSA               600                        "                "       "
292217 (001507)   FSA               640                        "
292219 (001508) FSA 642                                Chevron has given a non-exclusive license of its 3D
                                                       data [and an O&G lease of
                                                       the S/2 of the  section -
                                                       top Olig to base of Upper
                                                       Antelope] to a competitor
                                                       (limited depths available
                                                       for earning).
                                                       Also, grazing lease.
292221 (001509)   FSA               640              Grazing lease.
292222 (003023)   FSA               160                        "
292223 (001510)   FSA               631                        "
292225 (001511)   FSA               629                        "
292227 (001512)   FSA               640                        "
292229 (001513)   FSA               640                        "
     292230 (003025) FSA (NE/4) 160                    Chevron has given a non-exclusive license of
                                                       its 3D  data  [and an O&G
                                                       lease  of the NE/4 of the
                                                       section  -  top  Olig  to
                                                       base of  Upper  Antelope]
                                                       to a competitor  (limited
                                                       depths    available   for
                                                       earning).
                                                       Also, grazing lease.
292230 (001571)   FSA (S/2 SESE)    0                No interest available for earning.
292231 (001514) FSA                 0                Chevron has given a  non-exclusive  license of its 3D
                                                     data  [and an O&G  lease of
                                                     the N/2 and the NE/4 of the
                                                     SE/4  of  the  section  top
                                                     Olig  to   base  of   Upper
                                                     Antelope] to a  competitor.
                                                     No interest  available  for
                                                     earning.
292232 (001572)   FSA (N/2 NE/4)    80               Grazing lease.
292233 (001515)   FSA               640                       "
292235 (001518)   FSA (exc lease)   612              Chevron's "SP#42" O&G lease (136840)
                                                     (300' wide strip) not available for earning.
                                                     Also, grazing lease.

292331 (001562)   FSA (S/2)                 320               Grazing lease.

302201 (001519)   FSA               0                No interest available for earning.
302203 (001521)   FSA               640              Grazing lease.
302205 (001523)   FSA               0                No interest available for earning.
302209 (001525)   FSA               0                         "        "
302211 (001526)   FSA               0                         "        "
302215 (001529)   FSA               0                         "        "

302305 (001567)   FSA               0                         "        "
302307 (001584)   FSA               0                         "        "
                                    --------
                                    8,958


                                   Exhibit "C"
Attached to and made a part of that certain Belridge Road/Railroad Grade Prospect Areas Farmout, dated December 20, 1997, by and between NNG and Saba Exploration Company (collectively "Farmee" and Reviewing Party") and Chevron U.S.A. Production Company.

                                DATA LICENSE and
                            CONFIDENTIALITY AGREEMENT
                  (Belridge Road/Railroad Grade Prospect Areas)

         This Agreement is made this 20th day of December, 1997, by and between Nahama Natural Gas ("NNG") and Saba Exploration Company (collectively "Reviewing Party") and Chevron U.S.A. Production Company ("Licensor").

         1. Background and Purpose of Agreement. Licensor owns certain proprietary 3D seismic data ("Data"), described in Exhibit "B", attached hereto and made a part hereof, relating to the Belridge Road/Railroad Grade Prospect Areas, Kern County, California, which said prospect areas are shown on Exhibit "A". Reviewing Party wishes to merge and reprocess and otherwise use the Data exclusively in connection with its evaluation of the prospect (all of such merged and reprocessed Data and all tapes, notes, interpretations and other products derived therefrom, whether or not through Reviewing Party's efforts, are hereinafter collectively referred to as the "Data Package"). Reviewing Party and Licensor agree that the Data shall remain exclusively proprietary to Licensor and that the Data Package shall be owned severally by Licensor and by Reveiwing Party, as more fully provided in Paragraph "12". Licensor is agreeable to making limited, non-exclusive disclosure of the Data to Reviewing Party and permitting Reviewing Party to use the Data and Data Package exclusively for the purposes set forth herein, in consideration of the execution of this License by Reviewing Party and of the payment to Licensor by Reviewing Party of a one-time data licensing fee of Three Hundred Thirty Thousand Dollars ($330,000.00), which such payment shall be made on or before March 1, 1998. Reviewing Party is willing to limit its use of the Data and Data Package to the stated purposes and to be bound by the terms and conditions of this Agreement.

         2. Access to Data. Upon the full execution and delivery of this License, Licensor will promptly provide a digital copy of the Data, as described in Exhibit "B", to Reviewing Party's (NNG's) offices at 4700 Stockdale Highway, Suite 150, Bakersfield, California (Phone: 805-323-6546) or to Reviewing Party's geophysical data processing contractor. Reviewing Party shall reimburse Licensor for all of its reasonable and documented costs and expenses of retrieving, reproducing and transmitting the Data to Reviewing Party within thirty (30) days of Licensor's presentation to Reviewing party of an itemized invoice therefor.

         3. Limited Disclosure of Data. Reviewing Party is expressly authorized to disclose the Data and Data Package to Reviewing Party's employees, consultants and agents directly engaged in the work referred to in Paragraph "1", provided all such persons to whom such disclosure is to be made agree in writing, in advance, to hold the same confidential in accordance with the terms and conditions of this agreement. Within thirty (30) days of disclosure, Reviewing Party shall advise Licensor, in writing, of the full names of each third party to whom such disclosure is made. Reviewing Party will make necessary and appropriate efforts to safeguard the Data and Data Package from disclosure to any person or entity other than as expressly permitted herein. In the event Reviewing Party or any person or entity to whom Reviewing Party transmits the Data or Data Package becomes legally compelled to disclose any of the same, Reviewing Party will provide Licensor with prompt written notice thereof so that Licensor may seek a protective order or other appropriate remedy. In the event that such protective order is not obtained, Reviewing Party will furnish only that portion of the Data or Data Package which is legally required and it will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded the Data and Data Package. Subject only to such limited exceptions as are herein expressed, Reviewing Party shall not publish or otherwise disclose any of the Data or Data Package to any party.

         4. Reproduction and/or Removal of Data. The Reviewing Party shall not make, nor allow to be made, copies of the Data, nor more than one original and one copy of the Data Package, or otherwise reproduce any of the Data or the Data Package, except as Licensor may specifically authorize in writing.

         5. Termination of Access to Data. Subject to the provisions of the agreement to which this License is attached, Licensor or Reviewing Party may elect at any time to terminate further access to, and review of, the Data and as soon as practicable after such termination, Reviewing Party shall return to Licensor the original and all copies of the Data. Such termination shall not affect or eliminate Reviewing Party's obligations of confidentiality and limited use hereunder.

         6. Confidentiality. The foregoing obligations of confidentiality shall not extend to Data or any part of the Data Package which, by the date hereof:

                  a.       is part of the public domain;

                  b.       is rightfully in the Reviewing Party's possession.

         7. Equitable Relief. Reviewing Party acknowledges and agrees that Licensor would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this License were not fully and faithfully performed in accordance with its terms or were otherwise breached. It agrees that Licensor shall be entitled to injunctive relief to prevent breaches of this License, in addition to any other remedy to which Licensor may be entitled, at law or in equity.

          8. Breach. Reviewing Party agrees to be responsible for any breach of this License by any of its employees, officers, consultants, agents or others to whom it discloses the Data or any part of the
               ------
Data Package.

         9. Representations and Warranties. This License shall be governed by and construed in accordance with the law of the State of California. REVIEWING PARTY UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA OR THE DATA PACKAGE, ALL SUCH REPRESENTATIONS OR WARRANTIES BEING HEREBY SPECIFICALLY DENIED AND DISCLAIMED, AND REVIEWING PARTY AND ALL OTHERS SHALL RELY ON THE DATA AND THE DATA PACKAGE AT ITS AND THEIR SOLE RISK, COST AND EXPENSE.

          10. Liability. Licensor shall have no liability to Reviewing Party or others for any loss or injury which results from or relates to the selection or use of the Data or any part of the Data Package by ---------
Reviewing Party or others.

         11. Area of Mutual Interest. There is no AMI provision in this License.

         12. Ownership and Use of Data Package. As provided in Paragraph "1" hereof, Licensor and Reviewing Party shall severally own all merged and reprocessed Data, all tapes and notes relating thereto and, excepting Reviewing Party's interpretations thereof, all other products derived from the merged and reprocessed Data. Notwithstanding, Licensor agrees that during the term of Reviewing Party's rights (as "Farmee") to earn interests in the Belridge/Railroad Grade Prospect Area under the provisions of the farmout agreement to which this License is attached (which such term shall not extend beyond December 31, 1999), Licensor will not disclose any of the Data Package to third parties, except prospective purchasers or assignees of the subject Chevron lands or any of them, in confidence. After December 31, 1999, Licensor and Reviewing Party will each be entitled to freely use, disclose, sell, otherwise deal with or dispose of the Data Package, without limitation.

         13. Termination of Agreement. Except as provided in Paragraph "12" hereof, this License shall terminate on December 31, 2000 (or as soon thereafter as Reviewing Party, in the exercise of good faith and due diligence, can assemble and return all of the Data and Data Package to Licensor at its Bakersfield, California offices). Notwithstanding the foregoing provision, this License shall terminate on such earlier date as Reviewing Party's rights (as Farmee) terminate, with respect to the Belridge Road/Railroad Grade Prospect Areas, under the provisions of the agreement to which this License is attached (or as soon thereafter as Reviewing Party, in the exercise of good faith and due diligence, can assemble and return all of the Data to Licensor at its Bakersfield, California offices).

          /    / / / / / /
         14. Facsimile Execution. The execution and facsimile transmission of this License shall be considered the same as the execution and delivery of an original hereof. At the request of either party, the parties will confirm facsimile transmitted signatures by signing an original document for delivery between the parties.

Executed and effective as of the date first above written.

Reviewing Party                                      Reviewing Party
Nahama Natural Gas (NNG)                    Saba Exploration Company


By:                                                           By:
Title:                                                        Title:

Licensor
Chevron U.S.A. Production Company


By:
Title: Assistant Secretary


                                   EXHIBIT "A"

Attached to and made a part of Exhibit "C" to the BelridgeRoad/Railroad Grade Prospect Areas Farmout, dated December 20, 1997, by and between NNG and Saba Exploration Company (collectively "Farmee" and "Reviewing Party") and Chevron U.S.A. Production Company.




                            (PLAT OF PROSPECT AREAS)

 [graphic omitted]


                                   EXHIBIT "B"

Attached to and made a part of Exhibit "C" to that certin Belridge Road/Railroad Grade Prospect Areas, dated December 20, 1997, by and between NNG and Saba Exploration Company (collectively "Farmee" and "Reviewing Party") and Chevron U.S.A. Production Company.

Identification/Description of Data Item                       Format

Belridge Road 3D Data:

________________________________                                     SEG-Y 8mm tapes

--------------------------------                                                "

--------------------------------                                                "

Railroad Grade 3D Data:

--------------------------------                                                "

--------------------------------                                                "

--------------------------------                                                "

          *************** END OF EXHIBIT ***************

                                   EXHIBIT "D"

Attached to and part a part of that certain Belridge Road/Railroad Grade Prospect Areas Farmout , dated December 20, 1997, by and between NNG and Saba Exploration Company (collectively "Farmee") and Chevron U.S.A. Production Company.

                                OIL AND GAS LEASE

          THIS OIL AND GAS LEASE, made and entered into this ____ day of __________, 199__, by and between CHEVRON U.S.A. Inc., a corporation (hereinafter called "Lessor"), and (hereinafter called "Lessee").

                              W I T N E S S E T H:

         For and in consideration of the covenants and agreements hereinafter contained on the part of Lessee to be kept and performed, Lessor hereby grants, lets and leases unto Lessee the land hereinafter described (herein sometimes called the "leased land") for the purposes and with the exclusive right of prospecting, exploring, mining, drilling and operating the leased land for oil, gas, other hydrocarbons (hereinafter collectively called "substances"), and producing, taking, treating, storing, removing and disposing of such substances from the leased land, and Lessor hereby grants to Lessee all rights, privileges and easements useful or convenient for Lessee's operations on the leased land, subject to the covenants, conditions and provisions hereinafter set forth, including but not limited to, the right to construct, install, maintain, repair, use, replace, and remove therefrom, roads, bridges, pipelines, tanks, pump and power stations, power and communication facilities and lines, facilities for surface and subsurface disposal of produced water and other substances, plants, structures to treat, process and transport said substances and products manufactured therefrom; and the right to drill wells to inject gas, water, air or other substances into the subsurface zones. Lessor reserves the right to occupy and use the leased land in any manner and to any extent not inconsistent with Lessee's rights granted herein including, but not limited to, the use of the surface and subsurface of the leased land to explore for and produce said substances from lands and depths not subject to this lease, and Lessee shall so conduct its operations so as to interfere as little as reasonably necessary with Lessor's herein reserved rights to use said premises for surface operations and operations in zones or formations not subject to this lease. The leased land is situated in the County of Kern, State of California, and is described as follows:

Township        South, Range         East, MDBM
         Section:
         Section:
 and containing _______ gross acres (_______ net mineral acres), more or less.

         TO HAVE AND TO HOLD the same for a term ending _______________________, and so long thereafter as any of said substances is produced from the leased land in paying quantities ("paying quantities" being defined as production in sufficient quantities to yield a return in excess of the operating cost of the well) or so long as Lessee shall conduct drilling operations or continue development (including, without limitation, drilling, redrilling, deepening, repairing and reworking) or producing operations on the leased land as hereinafter provided without cessation for more than ninety (90) consecutive days, or be excused therefrom as hereinafter provided. Wherever used in this lease, drilling operations shall mean, in addition to actual drilling, any work undertaken or commenced in good faith if followed diligently and in due course by the construction of a derrick or other necessary structures for the drilling of an oil or gas well, and by the actual operations of drilling in the ground.

         In consideration of the premises, the parties hereby agree as follows:

         1. Lessee has paid to Lessor upon the execution of this lease the rental in full hereunder for a period ending ______________________.

/
/
/
         1a. All payments required to be made by Lessee hereunder shall be made or tendered by its check issued and made payable to:

Chevron U.S.A. Inc. Production Company
P. O. Box 840672
Dallas, Texas 75284-0672
(with a copy, referring to Lse #_______, to Chevron's notice address)

         A waiver by Lessee of the provisions of this paragraph in the making of any payment or payments shall not be deemed a waiver thereof with respect to subsequent payments.

         2. Any notice to be given by either party to the other hereunder shall be delivered in person or by registered or certified mail, postage prepaid, return receipt requested, addressed to the party for whom intended as follows:

                           Chevron U.S.A. Inc.
                           P. O. Box 1392
                           Bakersfield, CA  93302
                           Attention:  Manager, California Land Division

                           Lessee:


                           Attention:

Either party may from time to time, by written notice to the other, designate a different address which shall be substituted for the one above specified.

         3. (a) If substances are discovered in commercial quantities in any well drilled by Lessee on the leased land (such quantities being sufficient to return to Lessee a profit after deducting all costs of drilling, testing, completing, equipping and operating such well), then Lessee shall, within one hundred twenty (120) days after the release of the drilling rig, commence the drilling on the leased land of another well and thereafter Lessee shall keep at least one (1) string of tools employed continuously with not more than one hundred twenty (120) days intervening between the release of the drilling rig of one well and the commencement of drilling of another well, in diligently drilling wells to completion on the leased land until there shall have been drilled thereon a number of oil wells (or oil and gas wells) equal to the number of acres then subject to this lease divided by ten (if the deepest production therefrom is established from zones down through the Etchegoin formation) or by forty (40) (if the deepest production therefrom is established from zones below the Etchegoin formation); or, in the case of gas wells, one hundred sixty (160) (if the deepest production therefrom is established from zones down through the Etchegoin formation) or by three hundred twenty (320) (if the deepest production therefrom is established from zones below the Etchegoin formation) unless Lessee gives written notice to Lessor of Lessee's election to cease drilling and surrender down to the developed area of the lease land pursuant to paragraph 13 of this lease.

                  Notwithstanding the one hundred twenty (120) day period between wells provided above, the allowable period shall be one hundred eighty
(180) days between the first and second wells drilled hereunder, provided the first such well is the first well in such prospect.

                  (b) The requirements set forth above constitute a minimum development program only, and Lessee shall in any event drill and complete on the leased land whatever additional producing wells may be necessary from time to time to provide proper development, consistent with good oil field practice, of the leased land for the production of substances from all zones remaining subject to this lease. Lessee may drill on the leased land to subsurface portions thereof remaining subject to this lease as many wells as it may desire to drill in addition to those required by the provisions of this lease.

                  (c) In the event that the zone to be produced from is shown to be a part of a pool which includes an area outside the leased land, the drilling requirements under this paragraph may be fulfilled by the drilling of wells anywhere within the pool, provided that any well drilled within the offset distance under paragraph 4 is unitized with Lessor's land as provided in paragraph 23.

         4. If, during or after the primary term hereof, a well is drilled upon adjacent property, whether by Lessee or by another party, and the Lessor has no interest in the production therefrom and the well is located within six hundred sixty feet (660') of the exterior boundaries of the land at that time included in this lease and is completed as a producer of oil in commercial quantities (or the well is located within thirteen hundred twenty feet [1320'] of the exterior boundaries of the land at that time included in this lease and is completed as a producer of gas in commercial quantities) and causes the migration of oil or gas from said land, then Lessee shall (provided it is not then drilling or has not theretofore drilled an offset well on said land) within ninety (90) days from the date the owner of such well commences marketing production therefrom, either commence operations for the drilling of an offset well on said land or surrender and terminate this lease, in the manner provided in paragraph 13 hereof, as to a portion of said land, the dimensions of which said portion shall be equal to the distance of such well from said exterior boundary. Such surrender shall be limited to the zone or zones being drained by the well on the adjacent property. Lessee shall never be required to drill (or surrender in lieu thereof) any offset well which, in Lessee's opinion, would be incapable of producing said substances in quantities sufficient to yield a return which, after deducting the value of all said substances to be drained into said land from such zone or zones by existing wells thereon, would exceed the drilling and operating costs of such offset well.

         5. Except as herein otherwise provided, Lessee shall drill each well and operate each completed well continuously, consistent with securing ultimately the maximum production from the leased land, and in accordance with good oil field practice so long as such well shall be capable of producing oil or gas in paying quantities but in conformity with any conservation or curtailment program which may be imposed by law or by any appropriate governmental agency. After the completion of the first oil well, drilling or producing operations hereunder (except of offset wells when wells offset or to be offset are being operated) may be suspended while either: a) for an oil well, the price generally offered to producers in the same field or, if none, the same vicinity for oil of the quality produced from the leased land is Five Dollars ($5.00) or less per barrel at the well, and for a gas well, the price generally offered to producers in the same field or, if none, the same vicinity is less than One Dollar ($1.00) per thousand cubic feet, or when there is no available market for the oil or gas at the well above said prices; or b) when the well would be incapable of producing oil or gas in quantities sufficient to yield a return which, after deducting the value of all substances to be drained from such zone or zones by existing wells thereon, would exceed the operating costs of recovery. In such case, an annual advance royalty proportionate to the amount paid in paragraph 1 will be paid by Lessee to Lessor. In the event operations are suspended under "b)" above, Lessee shall suspend operations for no longer than two (2) years at any given time, and at the end of the period of suspension, Lessee must operate continuously for at least six (6) months. In any event, Lessee is not required to resume operations for ninety (90) days after the reason for suspension ceases to exist.

         5.1 Lessee shall, to the fullest extent permitted by applicable law, indemnify and hold Lessor harmless of and from all liens, liability, claims, demands, damages, or costs of every kind, on account of injury to or death of persons and damage to real or personal property, arising out of or in connection with operations and activities conducted or caused by Lessee under or pursuant to this Oil and Gas Lease, except to the extent that those liabilities that arise due to the gross negligence and/or willful misconduct of Lessor.

/
/
         6. (a) The term "royalty share" as used herein means twenty-five percent (25% of 100%); provided, however, that the royalty share shall be reduced on the first well only to twenty percent (20% of 100%) until payout of such first well. Within thirty (30) days of completion of such first well, Lessee shall furnish to Lessor monthly payout statements, in standard industry format, related to such well.

     (b) Lessee shall pay Lessor as royalty on oil the value of the royalty share of all oil produced and removed from the leased land after making the customary adjustments for temperature, water and b.s. at the average of the three highest posted prices in the field, but in no event lower than the price actually received, in which the well is located for oil of like gravity and quality on the day the oil is so removed or, at Lessor's option, in lieu of such payment Lessee shall deliver the royalty share of said oil, free of cost, into Lessor's tanks on the leased land or into pipeline thereon designated by Lessor. A change from payment in cash to delivery in kind, or vice versa, may not be made more often than once in any calendar year and then only on 60 days prior written notice to Lessee. If royalty on oil is payable in cash, Lessee may deduct therefrom a reasonable charge for dehydration, cleaning and treating such oil and a reasonable charge for transportation to the treating plant. Nothing herein contained shall be construed as obligating Lessee to treat oil. If Lessor shall elect to receive the royalty on oil in kind, it shall be of the same quality as the oil removed from the leased land for Lessee's own account, and if Lessee's own oil shall be treated before such removal, Lessor's oil will be treated therewith before delivery to Lessor, and Lessor, in such event, shall pay a proportionate part of the cost of treatment. No royalty shall be due Lessor for or on account of oil used by Lessee in operations on the leased land or lost through evaporation, leakage, fire or other casualty prior to the removal of the same or prior to delivery to Lessor if royalty shall be delivered in kind.

          (c) Lessee shall pay Lessor as royalty on natural gas the royalty share of the value of such natural gas which shall be the sum of the following:
          (i) The net proceeds received by Lessee from the sale of gas produced from wells on the leased land (whether such gas be sold by Lessee in its natural state or as residual dry gas after extracting gasoline and other content therefrom). Gas treated at a gasoline extraction plant not owned or operated by Lessee and for which Lessee receives in return for processing such gas a percentage of the gas from the operator of such plant shall be deemed sold in its natural state for an amount equal to the amount realized by the Lessee for the sale of said percentage of gas. Except as otherwise provided herein, gas used or consumed by Lessee in operations other than under this lease shall be deemed sold for the market value thereof. The value of gas and products extracted therefrom, used or consumed in the operation of a gasoline extraction plant (to the extent that it is so used for processing gas from the leased land), or in operations on the leased land, or in repressuring any oil bearing formation from which a well or wells on the leased land is producing, shall not be included. The cost of processing, treating, compressing, handling and transporting gas in connection with the sale thereof shall be deducted in determining net proceeds of sale.

"Market Value" as used herein shall mean (1) the value received under a prudently negotiated contract for the sale and purchase of gas, gasoline or other liquid hydrocarbons between Lessee and non-affiliated buyer in arm's length negotiations, or (2) in the absence of such a contract, it shall be determined from the weighted average prices paid under contracts, which are available to the Lessee, for production of like kind and quality in the field in which the leased land is located, and which contracts were made or entered into (or the price is renegotiated or redetermined in accordance with the contracts) at or near the time that the sale of gas or other liquid hydrocarbons produced hereunder is made to the affiliated buyer, and if there is no such contract in the field, then in the county or area, or (3) if no such contracts are available to the Lessee, it shall be based on the arithmetic average of the arm's length spot market price reported in reliable publications for the pipeline or pipelines to which the leased land or field is physically connected, adjusted for the transportation differential between the leased land and the spot market location based on pipeline tariffs approved by the Federal Energy Regulatory Commission or applicable state regulatory agency.

          (ii) The market value at the extraction plant of all gasoline and other liquid hydrocarbons extracted and saved from natural gas from the leased land as a result of processing such gas at a plant owned or operated by Lessee, less the cost of such processing.
          (iii)The amount realized by the Lessee, at the plant where extracted, of all gasoline and other liquid hydrocarbons received by Lessee as a result of the processing of natural gas from the leased land at a plant not owned or operated by Lessee (if such processing is not on a royalty basis) less the cost to Lessee of such processing.
                           Nothing herein  contained  shall  obligate  Lessee to
treat or process natural gas nor shall Lessee be obligated to save, sell or otherwise dispose of natural gas or residual dry gas, as the case may be, unless there is a market therefor at the well or processing plant at a price and under conditions which Lessee believes to be for the best interests of both parties hereto, or to pay royalty on any gas which is neither sold nor used.

                  (d) Lessee shall pay Lessor as royalty on hydrocarbons produced from the lease other than oil, gas and gasoline, and other products extracted at a gasoline extraction plant, the royalty share of the market value of such substances.

                  (e) If at any time or from time to time there is on the leased land a well capable of producing gas in paying quantities, but gas is not being produced therefrom, this lease shall terminate, unless otherwise maintained under other applicable provisions hereof, as to the Well Tract associated with said well unless Lessee, prior to six (6) months following cessation of production (or completion in the case of a new well), pays or tenders to Lessor as shut-in royalty the sum of $25 per net acre for the acreage in the Well Tract associated with the shut-in well. If Lessee tenders such payment to Lessor in the allotted time, the lease shall continue in full force and effect as to the Well Tract in question for a period of two (2) years from the date of cessation of production (or completion in the case of a new well). Thereafter this lease shall terminate unless maintained in accordance with other applicable provisions herein.

         7. Settlement shall be made by Lessee on or before the last day of each calendar month for all royalties which accrued during the preceding month and Lessee shall furnish Lessor monthly statements showing the computation of royalties. Lessor agrees to examine promptly each and all statements and remittances forwarded by Lessee to it hereunder and promptly advise Lessee of any objection thereto. Notwithstanding anything to the contrary contained in this Paragraph 7, in the case of settlement for gas, the time period for settlement provided for herein shall be extended by an additional thirty (30) days.

         8. Lessee shall pay all taxes levied upon or assessed against its improvements, fixtures and personal property on the leased land, including Lessee's oil stored thereon. Taxes levied upon or assessed against the minerals and mineral rights subject to this lease, (or, if same shall not be separately assessed, such part of the taxes on the leased land as are due to the discovery of oil, gas or any of the above-mentioned other substances on the leased land or lands adjacent thereto) shall be paid as follows: The royalty share thereof by Lessor and the remainder thereof by Lessee. Any severance tax or other tax assessment, or license now or hereafter levied or imposed, measured by the quantity or value of oil, natural gasoline, gas or said other substances produced from the leased land, or any thereof, shall be borne by the parties in the same ratio as taxes on minerals and mineral rights. Lessee shall not be liable for any special assessment for local improvements or benefits.

         9. Except as otherwise provided for, Lessee, at its own cost and expense, shall pay for all labor performed and materials furnished in the operations of Lessee hereunder and Lessor shall not be chargeable with, or liable for, any part thereof. Lessee shall protect the leased land from liens of every character arising from its operations. Lessor may post and keep posted on the leased land notices to protect the same from liens.

         10. Lessee shall conduct all of its operations on the leased land in accordance with and in all respects shall perform and observe all of the provisions of Exhibits "A" and "B", attached hereto and by this reference made a part hereof. Without in any way limiting Lessee's obligations, Lessee shall use its best efforts to assure that field personnel in charge of its operations on the leased land are familiar with and actively enforcing all of the terms of this lease and the requirements of its Exhibits "A" and "B".

         11. Lessee shall pay the amount of all damages to livestock, crops, fruit or nut trees, timber, fences, ditches, buildings and other improvements caused by Lessee's operations on the leased land, which payments shall be made to Lessor or Lessor's tenant, whichever shall sustain such damage. If Lessor is not the owner of such surface, Lessee will hold Lessor harmless from all claims and demands arising out of Lessee's operations hereunder which may be asserted by the owner of the surface or by any tenant of such owner.

         12. Lessor, at all reasonable times and upon reasonable notice, may inspect the leased land and the work done and in progress thereon, and the production therefrom. Lessor may also examine the books kept by Lessee in relation to the amount and character of the production from the leased land and disposition thereof. Lessee shall promptly furnish to Lessor data from all wells drilled by Lessee on the leased land, as is listed on Exhibit "B", attached hereto.

         13. (a) Except as otherwise specifically provided herein, Lessee shall have the right, at any time or times, to give written notice of and surrender to Lessor (i) all of the leased land, (ii) any portion of the leased land, or (iii) all of the rights of Lessee as to any subsurface portion or portions of the leased land underlying all of the leased land or any such portion thereof. Thereupon the lands or the subsurface portion or portions of the leased land, as the case may be, so surrendered, shall cease to be subject to this lease and all rights, obligations and liabilities of Lessee hereunder, except obligations or liabilities theretofore accrued, shall cease and terminate with respect thereto.

                  (b) Promptly after giving written notice to Lessor of an election to cease drilling and surrender down to the developed area pursuant to this paragraph 13, Lessee shall surrender to Lessor (i) all of the leased land except each Well Tract containing a well which produced or was capable of producing substances hereunder in paying quantities at some time during the period of 6 months next preceding the giving of such notice, and (ii) all subsurface portions of the leased land underlying each Well Tract below the base of the stratigraphic equivalent of the formation of deepest production from which substances were produced or capable of production hereunder in paying quantities at some time during said period of 6 months. Whenever used in this lease, Well Tract shall mean the amount of acreage specified in paragraph 3.A, provided that each respective tract of land shall be as nearly as possible in the shape of a square with the earning well situated in the center thereof, with sides paralleling the section boundaries. In instances where a well is slant drilled with a surface location on one Well Tract and opened for production under a different Well Tract, the well shall be deemed drilled on the Well Tract under which such well is opened for production.

                  (c) From time to time after Lessee's original surrender to a developed area under paragraph 13(b), then, except as provided in paragraph 6
(e), (i) whenever there shall have been no production of substances in paying quantities hereunder from a Well Tract retained by Lessee under paragraph 13(b) for a continuous period of 6 months, Lessee shall promptly surrender such Well Tract to Lessor, and (ii) in the case of Well Tracts with respect to which Lessee retained more than one zone under paragraph 13(b), whenever there shall have been no production of substances hereunder in paying quantities from any zone so retained by Lessee for a period of 6 months, Lessee shall promptly surrender such zone to Lessor; provided, that during the first year of the term hereof the foregoing provisions of this paragraph shall be suspended during any period in which Lessee keeps at least one (1) string of tools employed continuously, with not more than 60 days intervening between the completion of one well and the commencement of drilling of another well, in diligently drilling wells on the leased land to completion, or in which Lessee's drilling obligations are suspended pursuant to paragraph 14, or paragraph 5.

                  (d) Whenever any lands constituting all or any part of the leased land or whenever any subsurface portion or portions of the leased land underlying lands remaining subject hereto, or any portion thereof, shall cease to be subject to this lease by surrender, lapse of time, termination or otherwise, all rights of Lessee under this lease with respect to such lands or subsurface portion or portions thereof shall forthwith cease and be at an end, and Lessor shall have and is hereby given the right to re-enter such lands and repossess itself thereof as of its former estate therein, removing all persons and property therefrom, and Lessee shall promptly and peaceably surrender up the possession of such lands to Lessor and shall duly and promptly execute, acknowledge and deliver to Lessor a good, sufficient and recordable release, covering all rights of Lessee in or to such lands or such subsurface portion or portions thereof. Whenever any subsurface portion or portions of the leased land shall so cease to be subject to this lease while an underlying portion of the leased land remains subject hereto, Lessee shall have the right to conduct such drilling and other operations in and through the subsurface portion or portions so ceasing to be subject to this lease as may be necessary or convenient for its operations in the retained subsurface portion or portions.

                  (e) Whenever any part of the leased land shall cease to be subject to this lease by surrender, lapse of time, termination or otherwise while other lands remain subject to this lease, Lessee shall, at the request of Lessor and upon receipt of the release provided for in paragraph 13(d), deliver to Lessee a license covering existing roads, water, oil and other pipe lines, telephone and electric power lines, oil, gas and water wells and other facilities which are located on the lands so ceasing to be subject to this lease and which are still needed for the operations of Lessee hereunder on the lands remaining subject hereto. The license shall be executed by both Lessor and Lessee and shall be effective for so long as such facilities are needed for the operations of Lessee hereunder.

                  (f) Lessee may at any time with respect to a designated part or all of the leased land, (i) surrender its right to produce oil, or (ii) surrender its right to produce gas. A surrender of the right to produce oil shall include a surrender of the right to produce the gas which will necessarily be produced therewith. A surrender of oil rights in all the leased land will relieve Lessee of further obligation to drill oil wells. A surrender of oil rights in a part only of the leased land will reduce the number of required oil wells to a number determined by the acreage as to which oil rights are retained by Lessee. A surrender of oil rights shall have no effect on obligations to drill for gas and a surrender of gas rights shall have no effect on obligations to drill for oil.

         14. Performance of covenants and conditions imposed upon Lessee hereunder shall be excused while, and to the extent that, Lessee is hindered in or prevented from complying therewith, in whole or in part, by war, riots, strikes, lockouts, action of the elements, accidents, inability to obtain materials in the open market or to obtain transportation therefor, laws, rules and regulations of any federal, state, municipal or other governmental agency or any other cause beyond the control of the Lessee, whether similar or dissimilar to those herein specifically enumerated and without regard to whether such cause exists at the date hereof or hereafter arises.

         15. (a) If Lessee shall fail to pay promptly any installment of royalty, and if such default shall continue for a period of 15 days after written demand therefor, then at the option of Lessor, this lease shall forthwith terminate as to the Well Tract for the applicable well; provided, however, that if there be a bona fide dispute as to the amount due, and all undisputed amounts are paid, said 15 day period shall be extended until 5 days after such dispute is settled by final court decree, arbitration or mutual agreement.

                  (b) In case of default by Lessee with respect to any other condition or covenant hereof and continuance of such default for 30 days after written notice from Lessor to Lessee to perform such condition or covenant, then at the option of Lessor this lease shall forthwith cease and terminate except that if any well or wells have theretofore been drilled or is then being drilled and Lessee is not in default in connection therewith, this lease shall nevertheless continue in effect as to an area or areas as provided in paragraph 13.B. Lessee shall not, however, be deemed to be in default while work is in progress in good faith which when completed will constitute compliance with such condition or covenant. A termination of this lease as to a part only of the leased land or as to a part only of Lessee's rights shall not affect such rights of way and easements as may be necessary in Lessee's operations on the part of the leased land as to which no such termination shall have occurred.

         16. Lessor agrees that if Lessee shall make any payment on account of any tax not required to be paid by it under the conditions hereof or any mortgage or other lien on or against any of the lands subject to this lease, it shall , in addition to the right of subrogation, have the right to reimburse itself out of any royalty or rentals accruing hereunder.

          17. The Lessee's interest under this Oil and Gas Lease may not be sold, assigned or otherwise conveyed without the prior written consent of Lessor. Any attempted sale, assignment or other conveyance of Lessee's interest without such consent shall be null and void.

         18. In the event that Lessee drills a water well on the leased land for the production of water for its operations on the leased land, Lessee agrees that if said well is no longer desired by Lessee or upon the termination of this lease it will remove the pump, tubing and power plant from said water well and will cap the surface casing and otherwise leave same in such condition as may be required by any law or regulation, but otherwise will leave said well in such condition that Lessor may subsequently equip the well for the production of water for Lessor's own use.

         19. This Oil and Gas Lease is made without warranty of any kind as to title. Lessor shall cooperate with Lessee, without any expense to Lessor, in any defense of the title thereto. Lessee shall pay all taxes levied against Lessee's plants, machinery and personal property and all taxes (except those payable on Lessor's royalty share) assessed upon mineral rights or assessed upon or measured by production from or allocated to the leased land. Lessor shall pay all other taxes assessed against the leased land and its royalty share of taxes assessed upon mineral rights and assessed upon or measured by production from or allocated to the leased land. If Lessor shall fail to pay any taxes, assessments or charges required to be paid by Lessor, Lessee may, at its option, pay the same and reimburse itself therefor out of any future royalties or rentals accruing hereunder.

         20. Regardless of whether or not Lessor's interest is specified in this Oil and Gas Lease, Lessor shall be entitled to royalties and rentals payable hereunder with respect to any of said substances only in the proportion which Lessor's actual interest in the respective substances bears to the entire undivided and unqualified fee simple estate herein.

         21. Lessee shall furnish to Lessor the data and other information provided in Exhibit "B", attached hereto and by this reference made a part hereof, in the manner provided in said exhibit. Should Lessee perform other tests, take other samples or run other logs or otherwise perform operations to obtain information related to the type contemplated by the requirements of said exhibit, Lessee shall provide copies thereof or otherwise make available such information to Lessor.

         22. Time and specific performance are of the essence of this Oil and Gas Lease. Where this Oil and Gas Lease provides that certain periods of time are to commence upon the completion or abandonment of a well, such completion or abandonment shall be deemed to occur when the rig then on such well is released therefrom.

         23. Subject to the following terms and conditions, Lessee is hereby granted the right to unitize or pool the leased land or any part thereof with any other land, lease, leases, mineral estates or parts thereof for the production of substances when, in Lessee's good faith judgment, unitization or pooling are required to comply with applicable laws, to promote or encourage the conservation of natural resources or the efficient and economical location and spacing of wells or to join in any cooperative or unit plan of development or operation approved by state or federal authorities. Furthermore, Lessee may, in accordance with the following terms and conditions and in the exercise of its good faith judgment, change the size or shape of any such unit to permit more efficient and economical operation, to include acreage believed to be productive and to exclude acreage believed to be unproductive or which is not committed to the unit, but any increase or decrease in Lessor's royalty resulting from any such change in any such unit shall not be retroactive. Any such unit may be established or changed, and in the absence of production therefrom may be abolished and dissolved, by filing for record an instrument so declaring, a copy of which, as recorded, shall be delivered to Lessor. Drilling or other operations (as defined in this lease) upon, or production of any one of said substances from any part of such unit shall be treated and considered for all purposes of this lease as such operations upon or production from the leased land. Lessee shall allocate to the portion of the leased land included in any such unit a fractional part of all production from any part of such unit on the same basis as is provided in the agreement between Lessee and others whereby such unit is established or, in the absence of such an agreement or of a method of allocation therein, Lessee shall elect one of the following bases: (a) the ratio between the surface acreage in this lease included in such unit and the total of all surface acreage included in such unit; or (b) the ratio between the value, as estimated by Lessee, of recoverable production within the portion of the leased land included in such unit and the total value, as estimated by Lessee, of recoverable production within such unit.

                  No offset obligation shall accrue under this lease as a result of any well drilled within any such unit.

                  In addition to the foregoing terms and conditions:

                  (a) Units formed for the production of oil hereunder shall not exceed ten (10) acres for oil produced from the Etchegoin or any shallower formation or forty (40) acres for oil produced from zones lying deeper than the Etchegoin formation, such units being sometimes referred to hereinafter as ("allowable units").

                  (b) Units formed for the production of gas hereunder shall not exceed one hundred sixty (160) acres for gas produced from the Etchegoin or any shallower formation or one hundred sixty (160) acres for gas produced from zones lying deeper than the Etchegoin formation, such units being sometimes referred to hereinafter as "allowable units".

          (c) For any allowable unit, the leased land shall comprise a minimum of fifty percent (50%) of the total thereof.
          24. This lease and all its terms, conditions and stipulations shall extend to and be binding upon the successors and assigns of said Lessor and Lessee.
         25. In addition to Lessor's right to elect to take its royalty share in kind, Lessor shall have the right to elect to purchase all or any part of the production attributable to this Oil and Gas Lease in accordance with the provisions of the agreement to which this lease (Exhibit "D") is attached.

LESSOR                                                        LESSEE
CHEVRON U.S.A. INC.


By: _____________________                      By: _____________________________
      Assistant Secretary                            Title:


                                   EXHIBIT "A"

Attached  to  and  made  a  part  of  that  certain  Oil  &  Gas  Lease,   dated
______________,  199__,  by and between  Chevron  U.S.A.  Inc.,  as Lessor,  and
_________________________, as Lessee.


                                  MANNER OF OPERATION AND CLEAN-UP REQUIREMENTS


        1. General. In drilling, equipping and operating wells and in all other operations on the leased land, Lessee shall use reasonable care and diligence and shall perform all work in a proper and workmanlike manner and so as to interfere as little as possible with agricultural, grazing, surface development or any other uses to which the land may be put. Lessee shall locate its structures in groups and shall avoid unnecessary scattering of such structures and unnecessary occupancy of the leased land. Lessee shall keep the premises around all of its facilities free from brush, weeds and rubbish and in a neat and clean condition, and shall use extraordinary care to prevent fires on the leased land or adjoining lands. Lessee shall plow for a width of at least 8 feet such parts of the leased land as it shall be necessary or proper to plow to prevent the spread of any fire which might originate at any place in the control of Lessee.

          2. No Earthen Sump. Lessee shall not construct or utilize earthen sumps for any purpose, including, but not limited to percolation or drilling or production operations.
        3. Notice of Surface Use. Lessee shall give ___________________, Lessor's ______ Area Production Manager (805-________) and ___________________,
Lessor's California Division Pipe Line Manager (805-________) at least 5 days' advance notice, either in writing or by telephone, before commencing any operations on any portion of the leased land not then being used or occupied by Lessee and shall specify in such notice the approximate time of commencement and location of its intended operations, to the end that said Manager may take such steps as he may deem appropriate to minimize interference with other operations on the surface of the leased lands.

        4. Surface Drillsite. The surface area and location of Lessee's drillsite shall be subject to the prior written approval of Lessor's designated Production Manager and Lessor's Pipe Line Manager. Such surface drillsite(s) shall be constructed in compliance with all applicable federal, state, county and municipal laws and applicable rules, orders and regulations and in accordance with specifications current in use by Lessor for its own operations. (These specifications may be obtained from said Production Manager.)

        5. Pipelines, Roads and Fences. The location of Lessee's pipelines and access roads shall be confined to section lines or mid-section lines and subject to the prior written approval of Lessor's designated Production Manager and Lessor's Pipe Line Manager. To the extent practicable Lessee shall confine its travel to established roads in order to avoid interference with agricultural or any of Lessor's other operations and, in the case of hilly or mountainous country, in order to avoid gullying which would result in erosion. Lessee shall keep all of its pipelines and access roads in good and safe condition at all times. All gates used by Lessee in any fences of Lessor now or hereafter existing on the leased land or elsewhere shall be kept closed and locked by Lessee at all times except when necessarily open for actual passage. Upon written request of Lessor, Lessee shall install and maintain substantial cattle guards at all points where roads used by Lessee pass through any such fences. Upon similar request Lessee shall erect and maintain substantial fences with proper gates or cattle guards (as directed by Lessor) around all wells, sump holes, buildings and other structures erected or used by Lessee upon the leased land. All such fences, gates and cattle guards shall be constructed in compliance with all applicable federal, state, county and municipal laws and applicable rules, orders and regulations and in accordance with specifications currently in use by Lessor for its own operations. (These specifications may be obtained from said Production Manager.)

        6. Burying of Pipes. Upon written request of Lessor, Lessee shall promptly bury and thereafter maintain all pipe lines on the leased land, or on such portion thereof as Lessor may designate, so that the top of the pipe shall be not less than thirty-six (36) inches below the surface of the ground, and Lessee shall promptly fill in all trenches dug in the course of burying any such pipe line.

        7. Irrigation, Water Storage and Flood Control. Lessee shall never under any circumstances obstruct or interfere with the free flow of water in any canal, ditch, stream or other watercourse or interfere with any levee, dam, embankment or other works or structures for the control, diversion, storage or carriage of water, whether now existing or hereafter constructed or established on the leased land, or interfere with the construction, maintenance or operation of any of them. Subject to the foregoing limitations, Lessee may construct and maintain such separate embankments around its individual wells and other structures as may be necessary to protect them from flood waters, but Lessee shall not construct or maintain any other embankments or any levees or other works to control, divert or ward off any flood waters or other water flowing upon the leased land. Should it become necessary for any of Lessee's access roads or pipe lines to cross any canal, ditch, stream or other watercourse, the crossing shall be constructed by Lessee at the time and in the manner specified by Lessor's designated Production Manager and Lessor's Pipe Line Manager.

        8. Locating Oil Wells etc. Adjacent to Canals, Buildings, Pole Lines etc. Lessee shall not drill any well or place or erect any derrick, sump, building or other structure upon the leased land in the bed of, nor within 100 feet of the outside toe of the bank of, any canal, ditch, stream or other watercourse, nor within 100 feet of any power transmission line, nor within 150 feet of any building, corral or water well, nor within 1,000 feet of any cattle watering trough or station. Any corral or cattle watering trough or station may be relocated by Lessee at any time at its own cost and expense at a new location approved by Lessor's designated Production Manager and Lessor's Pipe Line Manager, so as to permit Lessee to erect buildings and other structures at the location desired.

        9. Protection of Water Sources. Lessee shall use all reasonable means to shut off all water that may be encountered in drilling any well on the leased land and in the event of the abandonment of any such well Lessee shall leave therein sufficient casing or other material permanently to shut off all such water. Lessee shall make adequate provision in a manner approved by Lessor's designated Production Manager and Lessor's Pipe Line Manager to handle and dispose of all oil, oily substances, tailings, water and liquid refuse so as to prevent the pollution of the fresh water strata underlying the leased land and also prevent the escape of any such material into any canal, ditch, stream or other watercourse.

        10. Abandonment of Oil and Gas Wells. If Lessee proposes the abandonment of any well, it shall give written notice thereof to Lessor. Within thirty (30) days' of Lessor's receipt of such notice (except in the case of a well whose drilling rig is on location and in such case, such advance notice period shall be twenty-four [24] hours, excluding weekends and holidays), Lessor may elect to take over the well by affirmative notice to Lessee, whereupon Lessor shall thereafter own the well, pay to Lessee the net salvage value of the well (value of salvable equipment and materials in the well minus the estimated costs of salvaging the same) and thereafter bear all risk, cost and expense related to the same. Lessor and Lessee shall cooperate to promptly secure the approval of appropriate governmental agencies of the transfer of the well's ownership/operatorship. Lessor's failure to timely notify Lessee of Lessor's election to take over the well shall be deemed to be an election not to take it over.
               Subject to Chevron's right to take over wells as provided herein, any oil or gas well in which producing operations are suspended for 180 days, for which Lessee is not actively pursuing the restoration of production therefrom, and which is not authorized to remain suspended pursuant to the terms of paragraph 6(e) of the Oil and Gas Lease to which this Exhibit "A" is attached, shall be promptly abandoned by Lessee upon demand by Lessor. Whenever Lessee shall abandon any oil or gas well upon the leased land, Lessee shall promptly remove all tanks, pipes, structures and equipment used solely by Lessee in connection with drilling or operating said well, clean out and fill all sumps appurtenant thereto, remove and haul away all sludge and oil-soaked earth, dig out and remove all foundations, pipes and other objects installed by Lessee within 4 feet of the surface of the ground, clean and smooth out the surface of the ground, and leave the ground surrounding the well site in as near the condition existing at the date of this lease as is reasonably practicable. Furthermore, Lessee shall take whatever additional actions as are required to plug and abandon the well in accordance with applicable laws, rules, orders and regulations. Except for wells taken over by Lessor hereunder, Lessee shall bear the sole risk, cost and expense of the abandonment of all wells.

        11. Removal of Facilities and Restoration of Land. Whenever any lands constituting all or any part of the leased land shall cease to be subject to this lease, Lessee shall upon written notice from Lessor promptly commence the removal from such lands of all facilities placed or constructed on such lands by or for Lessee in connection with its operations under this lease, excepting any facilities specified by Lessor. Lessee's obligation to remove facilities shall include the obligation to obliterate such of Lessee's roads as Lessor shall specify in its written notice to Lessee and the obligation to remove and haul away all sludge and oil-soaked earth, dig out and remove all foundations, pipes and other objects within 4 feet of the surface of the ground and clean and smooth out the surface of the ground; provided, however, that such obligations shall apply only to those facilities and conditions which exist on or after the effective date of this oil and gas lease. In obliterating roads Lessee shall break up and remove all paving, gravel and other surfacing and shall break down and smooth out all fills, cuts and embankments appurtenant to such roads. Lessee shall diligently continue the work of such removal until it is completed, shall restore such lands to as near their original condition as is practicable and shall leave such lands in a neat, clean and orderly condition.

        12. Maps of Foundations, etc. Not Removed. Whenever Lessee shall abandon any oil or gas well and whenever any lands shall cease to be subject to this lease, Lessee shall promptly thereafter prepare and deliver to Lessor in duplicate a detailed map showing the exact location of all foundations, pipes and other objects installed and left by Lessee.


                                   EXHIBIT "B"
         Attached to and made a part of that certain Oil & Gas Lease, dated ______________, by and between Chevron U.S.A. Production Company, as Lessor, and
___________________, as Lessee.

I.       GEOLOGIC AND FORMATION EVALUATION REQUIREMENTS:

         A. Mudlogging Unit: 24-hour coverage, minimum two man crew. Conventional unit equipment plus chromatograph. Logged from shoe of surface casing to total depth. Collect minimum 30' composite unwashed wet and minimum 30' composite washed and dried samples from shoe of surface casing to T.D.

          B. Minimum Open Hole Wireline Logging: Base of surface casing to T.D. run: Dual Induction Log, Digital Sonic Log, Compensated Density/Compensated Neutron/Gamma Ray Logs, Dipmeter/Dipmeter processing (optional with Lessee), sidewall samples, as dictated by prudent oilfield practices. LIS tapes of all wireline logs are required, if such logs are run. -------
         C. Coring and Testing: As dictated by prudent oilfield practices for oil and gas shows.

II.      DRILLING AND CASING REQUIREMENTS:

          A. Casing: Casing depths and sizes to be in accordance with city, county, state or federal regulations and good oil field practices.
         B. Drilling Fluid: High quality for minimum formation damage and optimum formation evaluation.

III.     PERMITS AND WELL PROGRAM:

         Two weeks prior to spudding the well, provide the following:

          A. Two (2) copies of any notices or permits required by governmental regulatory agencies.
          B. Two (2) copies of the drilling program, formation evaluation program, and any proposed directional plat map.
         The above material should be addressed to:

                           Chevron U.S.A. Production Company
                           P. O. Box 1392
                           (or 5001 California Ave.)
                           Bakersfield, CA  93302 (or 93309)
                           Attn:  W. C. Kempner

IV.      DAILY REPORTING, FIELD PRINTS, CUTTING SAMPLES:

         A.       During well operations, provide the following:

                  1. A drilling progress report, daily mudlog and mudloggers report before 8:00 a.m. by FAX to Chevron's Bakersfield office.

                                    FAX Number:          (805) 395-6304
                                    Attn: W. C. Kempner

          2. One set each of unwashed wet and washed and dried samples and a one-quart sample of each hydrocarbon based fluid additive are to shipped on a weekly basis to:
                           Chevron U.S.A. Production Company
                           Geology Warehouse
                           100 Castro Street
                           Richmond, CA  94801
                           Attn:  Don Gibson

          3. Advance notice (of no less than 48 hours) of wireline logging runs, coring, testing operations, or of completion or abandonment operations must be given to Chevron. 4. Send daily or as soon as available, two (2) copies of the following to:

                           Chevron U.S.A. Production Company
                           P. O. Box 1392
                           (or 5001 California Ave.)
                           Bakersfield, CA  93302 (or 93309)
                           Attn:  W. C. Kempner

          a.   Daily mudlog (blueline).
          b.   Field prints of all wireline logs.
          c.   Directional survey.
          d.   Survey plat showing final well surface location.
          e. DST summaries, if any, including tracing or copy of pressure charts.
          f. Descriptions, photographs and analyses (including data diskette) of any conventional or sidewall cores taken. Minimum analyses to include porosity, permeability, and fluid saturations.

                  5. One copy of all wireline log digital acquisition (or equivalent) tapes, including dipmeter (raw data and answer tape), of each log run.

                  6. One copy of all check shot or VSP data, including digital tape, if run.

         B. Notify Chevron if hydrocarbons are added to the mud system, annotate same on mudlog.

         C. Furnish a minimum one gallon sample of any formation liquids recovered on each drillstem test. Also furnish a sample of any gas recovered. If insufficient sample is recovered to provide a separate Chevron sample, minimum analyses on group samples will include standard oil field brine analysis on any formation water; gravity and viscosity on any oil recovered; gas BTU on any gas recovered.

         D. Chevron's earth scientist for the property is:

                                          Office Phone              Home Phone

                  W. C. Kempner     (805) 395-6312       (805) 664-8331

V.       FINAL WELL DATA, COMPLETION/ABANDONMENT REPORTS, WELL HISTORY:

         After completion or abandonment of the well, provide final well data as indicated below to the following address:

                  Chevron U.S.A. Production Company
                  P. O. Box 1392
                  (or 5001 California Ave.)
                  Bakersfield, CA  93302 (or 93309)
                  Attn:  W. C. Kempner

          A. Two (2) reproducible copies of all wireline logs, including computed dipmeter, and two (2) blueline prints.
          B. Two (2) reproducible copies of the final mudlog (and auxiliary logs), two (2) blueline prints, two copies of the final report, and if applicable one copy of the mudlog digital tape.
          C. Two (2) copies of the completion report and history, including reports filed with any governmental agencies.
         D. Two (2) copies of the final directional report.

         E. Two (2) copies of the final drillstem test reports.

          F. Two (2) copies of any reports prepared by the drilling contractor or service companies not specified above.
          G. If completed as a producing well, furnish daily testing and production reports for the first 30 days of production and monthly reports for the following period of one year.
         H. Detailed completion and stimulation data to include depths, rates, volume amounts, etc.



                                            EXHIBIT  "E"

     Attached to and made a part of that certain Belridge Road/Railroad Grade Prospect Areas Farmout, dated December 20, 1997, by and between NNG and Saba Exploration Company (collectively "Farmee") and Chevron U.S.A. Production Company-

Exhibit "E" consists of the two attached parts:

     Revised Draft #3 of the "Chevron Lokern Habitat Conservation Plan/Natural Community Conservation Plan"; and



Working Draft of the "Implementation Agreement" for the Lokern Natural Community Conservation Plan/Habitat Conservation Plan, dated October 20, 1997, together with cover letter re "Chevron/Lokern HCP", dated October 20, 1997, from Nossaman, Guthner, Knox & Elliot.




                                   EXHIBIT "F"

Attached to and made a part of that certain Belridge Road/Railroad Grade Prospect Areas Farmout, dated December 20, 1997, by and between NNG, Saba Exploration Company (collectively "Farmee) and Chevron U.S.A. Production Company.

                         Additional Terms and Conditions

1. Chevronb. No Warrantiesb. No Warranties makes no representations or warranties of title of any kind or character, express or implied, as to ownership or validity of rights and interests purportedly covered by the farmout lands or leases, and any interest in such farmout lands or leases earned by Farmee shall expressly or impliedly be leased or assigned with disclaimers of warranties consistent with the foregoing. Consequently, acting as a reasonably prudent operator, Farmee shall satisfy itself as to title to the subject lands and leases by conducting adequate title research. Farmee shall make available to Chevron, on request, any abstracts and other title information owned or controlled by Farmee and covering the farmout area, and shall furnish Chevron, without warranty, a copy of all title opinions and curative data obtained by Farmee covering or affecting title to lands or leases subject to the agreement to which this exhibit is attached ("said agreement"), and shall mail same to "Chevron / Attention: Land Manager" at the address provided for below.

2. Farmee shall not create, incur or allow to be incurred any lien, encumbrance or claim against the land, leases or other rights affected by said agreement. Should any such lien or encumbrance attach without Chevron's express written consent, and if Farmee does not fully satisfy same within thirty (30) days thereafter, then Chevron may, at its sole option, terminate said agreement and Farmee's rights thereunder. Notwithstanding any termination hereof, Farmee shall defend and indemnify Chevron against all such liens, claims of liens, suits and/or all other proceedings pertaining thereto, including such costs and attorneys' fees.

     3. Farmee shall pay, currently when due, all costs and expenses for work and labor performed and materials furnished in connection with Farmee's operations pursuant to said agreement.
4. Chevron shall retain a right to purchase or to designate a purchaser for Chevron's royalty share and for Farmee's share (hereinafter referred to as "Farmee's share") of the "crude oil" (including condensate and other liquid hydrocarbons) hereafter produced from or attributable to the farmout lands and leases. Farmor may exercise its right according to the following procedures:

         a. At least thirty (30) days prior to the commencement of a given "call period", Chevron shall notify Farmee that Chevron elects to purchase or to designate a purchaser for Farmee's share of the crude oil produced from or attributable to the farmout lands and leases for a specified period of time ("call period"), which call period shall in no event be less than thirty (30) days. Upon the commencement of such call period, Farmee shall deliver reserved crude oil only to Chevron or to its designated purchaser until such call period has ended. For such deliveries of crude oil, Farmee shall be paid market price, determined for the time when such crude oil is produced and for crude oil of like gravity and quality produced in the field wherein the farmout lands and leases are situated.

         b. Chevron's failure to notify Farmee of its election regarding a proposed sale within the time allowed shall be deemed an election by Chevron not to purchase or to designate a purchaser. In the event that Chevron expressly or impliedly waives its right to purchase or designate a purchaser under this provision, Chevron shall be deemed to have consented to Farmee's sale of such crude oil under terms and conditions no more favorable to the purchaser thereof than those submitted to Chevron in such notice.

         c. Nothing in this provision shall prevent Chevron from exercising its call from time to time and at any time on crude oil production from or attributable to the farmout lands or leases which is or will be produced following expiration of the term of a third party sale completed pursuant to the above provision, or on such crude oil production not sold or committed thereby.

         d. Chevron's exercise of its right to purchase or designate a purchaser for crude oil shall not alter or diminish Farmee's responsibility to administer the farmout area and farmout lands and leases, or to maintain associated division orders.

         e. Chevron shall have the right to take in kind and separately dispose of its share of oil produced from or attributable to the farmout lands and leases, either as a working interest owner or as an overriding royalty owner.

         f. Farmee shall bear any severance taxes owing on its share of production.

         g. This provision shall include and apply separately to not only Chevron but also any one of its subsidiaries or affiliates.

5. Chevron hereby retains a right to purchase or to designate a purchaser for Farmee's share (hereinafter referred to as "Farmee's share") of the gas hereafter produced from or attributable to the leased land. Chevron may exercise its right according to the following procedures:

         a. At least thirty (30) days prior to the commencement of the "call period" specified, Chevron shall notify Farmee that Chevron wishes to purchase or to designate a purchaser for Farmee's share of the gas produced from or attributable to the leased land for a specified period of time ("call period"), which call period shall in no event be less than thirty (30) days, and of the price Chevron or its designated purchaser is willing to pay for such gas. Within ten (10) days following receipt of Chevron's offer, Farmee shall either notify Chevron that it accepts such price for the call period, or shall negotiate with Chevron a mutually acceptable price. After acceptance of a price by Farmee, upon the commencement of such call period, Farmee shall deliver reserved gas only to Chevron or to its designated purchaser until such call period has ended. If the parties are unable to agree on a price, then Farmee shall be free to dispose of such gas for a period not to exceed the call period specified by Chevron, subject to Chevron's right to match any third party offer under Section "b(i)" below.

         b. At least ten (10) days prior to the proposed effective date thereof, Farmee shall notify Chevron of the terms and conditions of any proposed sale to a party other than Chevron of Farmee's share of gas produced from or attributable to the leased land which is not already subject to a call by Chevron or Chevron's designated purchaser. Within seven (7) days following receipt of such notice, Chevron shall notify Farmee in writing which of the following it elects:

     . To purchase or to designate a purchaser for such gas under terms no less favorable to Farmee than those described in such notice; or . To waive its right of first refusal as set forth in Section "b", and thereby to consent to Farmee's sale of such gas under terms and conditions no more favorable to Farmee than those submitted to Chevron in such notice.

         Chevron's failure to notify Farmee of its election regarding a proposed sale within the time allowed shall be deemed an election by Chevron under Section "b(ii)" hereof. Nothing in this Section "b" shall prevent Chevron from exercising its call from time to time and at any time, in accordance with Section "a", on gas production from or attributable to the leased land which is or will be produced following expiration of the term of a third party sale completed pursuant to this Section "b", or on any gas production not sold or committed thereby.

     iii. c. Chevron's exercise of its right to purchase or designate a purchaser for gas shall not alter or diminish Farmee's responsibility to administer the leased land or to maintain associated division orders.
     -----------------

          d. Chevron shall have the right to take in kind and separately dispose of its royalty share of gas produced from or attributable to the leased land.
          e. Farmee shall bear any severance taxes owing on its share of production.

         f. This provision shall include and apply separately to not only Chevron but also any one of its subsidiaries or affiliates.

6. In the event Chevron so elects, Farmee agrees to accommodate Chevron in effecting a tax-deferred exchange under Internal Revenue Code Section 1031, as amended. Chevron shall have the right to elect such a tax-deferred exchange at any time prior to the closing of this transaction. If Chevron so elects, Farmee agrees to execute such escrow instructions, documents, agreements or instruments to effect an exchange as Chevron may reasonably request, it being understood that Farmee shall not be required to incur additional costs, expenses, fees or liabilities, not reimbursed or indemnified by Chevron, as a result of or connected with an exchange.

Chevron may assign its rights and delegate its duties under this agreement in whole or in part to a third party in order to effect such an exchange; provided that Chevron shall remain responsible to Farmee for the full and prompt performance of any delegated duties. Chevron shall indemnify and hold Farmee harmless from and against all claims, expenses (including reasonable attorneys' fee), loss and liability resulting from Farmee's participation in any exchange undertaken pursuant to this provision.

7. If any operation permitted or required under said agreement, or the performance by any party of any requirement thereof, is delayed or interrupted directly or indirectly by any past or future acts, orders, regulations, environmental permits or requirements of the Government of the United States or any State or other governmental body, or any agency, officer, representative or any agency, officer, representative or authority of any of them, or because of delay or inability to get materials, labor, equipment or supplies, or on account of any other similar or dissimilar cause beyond the control of that party, the period of such delay or interruption shall not be counted against that party, and the term of any provision herein shall automatically be extended so long as the cause or causes for such delays or interruptions continue. No party shall not be liable to the other party or parties in damages for failure to perform any operation permitted or required hereunder or to comply with any requirement or agreement hereof during the time such non-performing party is relieved from the obligations to comply with such requirement or agreement. Notwithstanding the above, no force majeure shall relieve any party of its obligation to pay money hereunder.

    In the event any party chooses to rely upon this provision to excuse its failure to perform, or to timely perform, an obligation on its part to be performed, it shall promptly notify the the other parties, in writing, of the existence and detailed nature of the alleged force majeure. Such notice shall also advise of the proposed course of action the party intends to take to seek to overcome the force majeure and an estimate of time within which such course of action will be completed. If the parties fail to agree that the alleged force majeure exists or that its existence is a significant cause for the non-performing party's failure to perform or to timely perform as alleged, the dispute will be promptly settled by arbitration. The party seeking arbitration shall set forth the particulars of its claim and the identity of its arbitrator in a notice to be given in writing to the other party. Within fifteen (15) days after receipt of such notice, the other party shall designate its arbitrator in a written notice to the party requesting arbitration. The two arbitrators so selected shall then mutually agree upon a third arbitrator (hereinafter referred to as "neutral arbitrator"). Should the two initial arbitrators fail to so agree within fifteen (15) days, the neutral arbitrator shall be designated pursuant to California Code of Civil Procedure, Section 1281.6, as that section may from time to time be amended or redesignated by number. A majority of the three arbitrators or, when agreed to by the parties, the neutral arbitrator acting alone, shall make a determination which shall be final and binding upon the parties to the proceeding. Notwithstanding the foregoing, pending the final determination of the arbitrators, the parties may continue such operations as they may in the interim deem advisable.

8. Farmee shall observe and comply with all farmout lease obligations (express, implied or otherwise) and with all laws, orders, rules and regulations of all governmental authorities having, or asserting, jurisdiction. Upon abandonment, each well shall be promptly plugged, equipment removed, pits treated and backfilled, trash and debris removed and surface cleaned and restored as nearly as practicable to its original condition. Farmee agree to defend, indemnify and hold Chevron harmless from all claims, demands, losses, fines, penalties, damages and liability resulting from or arising out of the breach of any such lease obligation or the violation of any such law, rule, regulation or order.

    Additionally, in the event that the transfer of any interest in a farmout lease requires approval of the lessor or of any federal, state or local agency having jurisdiction, Chevron's obligation to transfer an interest to Farmee shall be subject to Farmee's obtaining the pertinent approval.

9. Unless said agreement is exempted by law, rule, regulation or order, Farmee shall comply with the following clauses contained in the Code of Federal Regulations (including any revision or redesignation thereof), which are incorporated herein by reference, the full text of which will be made available upon request:

         48.C.F.R. ss.52.222-35               (Disabled and Vietnam Veterans);
         48.C.F.R. ss.52.222-36               (Handicapped Workers);
         48.C.F.R. ss.52.222-26               (Equal Opportunity);
          48.C.F.R.   ss.52.219-8   and  -9  (Utilization  of  Small  and  Small
               Disadvantaged Business Concerns); and
         48.C.F.R. ss.52.219-13   (Utilization of Women-Owned Small Businesses).

    Where required by law and unless previously provided, Farmee shall provide a Certificate of Non-Segregated Facilities to Chevron and Farmee shall require Farmee's contractors and subcontractors to provide the same to Farmee. Farmee agrees and covenants that none of Farmee's employees or employees of Farmee's contractors or subcontractors who provide services pursuant to said agreement are unauthorized aliens as defined in the Immigration Reform and Control Act of 1986.

10. Farmee agree to defend, protect, indemnify and save Chevron harmless from any and all claims, demands, liabilities, injuries, losses, damages, costs (including attorneys' fees), causes of action and expenses arising out of, incident to or resulting directly or indirectly in connection with Farmee's operations under or related to said agreement.

Farmee shall secure and maintain adequate insurance protection against all risks occasioned by its operations under said agreement. Farmee shall commence no operations hereunder before Chevron receives from Farmee's insurer a certificate or other evidence of insurance which shall describe the type, policy, limits, deductibles, and period of coverage of and state the party insured by Farmee's insurance. All such insurance shall name Chevron U.S.A. Production Company, its parent and affiliates and its and their directors, officers, employees and agents as primary insureds with respect to all activities conducted under or Farmee agrees to require its insurer to insert a provision in any such policy to cover all of the obligations assumed by Farmee under said agreement.

 all operations under said agreement, Farmee is acting independently of Chevron and in no case as Chevron's agent. All such operations shall be under Farmee's exclusive control and at Farmee's sole risk, cost and expense. The liabilities of the parties hereunder shall be several, not joint or collective. It is not the purpose or intention of said agreement to create any partnersip, mining partnership, or association, and neither said agreement nor the operations under it agreement shall be construed or considered as creating any such relationship. It is understood and agreed that any transfer by Chevron of the farmout leases hereinabove provided for shall be considered only as a contribution by Chevron to the pool of capital for the development of the mineral interests by the parties.

    As to all operations hereunder, the parties shall be subject to the tax election provisions set out in Exhibit "F-1" to this Exhibit "F".

13. Farmee shall have neither the right nor the power to assign, in whole or in part, said agreement or any interest earned thereunder to another party without Chevron's prior written consent, which such consent shall not be unreasonably withheld. Chevron may withhold Farmor's consent to any such proposed or attempted assignment for any reason related to the prospective assignee's poor operating or financial performance or for its substandard or ethically poor business practices, all to be determined in Chevron's sole discretion. Any attempted assignment made in contravention of this provision shall be, at Chevron's sole option (and in addition to any other remedy available to Chevron at law or in equity), voidable and of no force and effect. The granting of Chevron's consent to any such assignment shall be effective only as to the specific assignment then the express subject of such consent, and all subsequent assignments which may be proposed or attempted shall likewise be expressly subject to the hereinabove stated rights, power and authority reserved by Chevron.

    If at any time the interest of Chevron or Farmee is divided among or is assigned to and owned by four or more co-owners or an entity in which equity ownership is held by four or more co-owners, any party hereto may, at its discretion, require such co-owners to designate in writing a trustee, mandatary or agent with full authority and all rights necessary to settle, compromise, dismiss, or release on behalf of such co-owners any loss, expense, claim, damage, penalty, fine, lawsuit, or similar matter arising from operations hereunder, including full authority to act for all said co-owners as insureds under or with respect to any policy of insurance relevant to such matters.

14. Unless otherwise provided herein, all notices provided for hereunder shall be deemed properly given to a party when sent by certified or registered mail (return receipt requested) or by overnight courier, telex, telegram or confirmed facsimile, with all postage or other charges fully prepaid, to the party at the address set out below:

Farmee                              Chevron

NNG                                                       Chevron U.S.A. Production Company
Attention:  Rod or Joe Nahama                             Attention:  Land Manager
4700 Stockdale Highway, Suite 150   4900 California Avenue (P.O. Box 1392)
Bakersfield CA 93309                                      Bakersfield CA 93309        (93302)
Phone:  805-323-6546                                      Phone:  805-633-4530
Fax:       805-323-0540                                   Fax:       805-633-4545

15. Notwithstanding anything herein to the contrary, termination of said agreement shall not relieve any party hereto from any liability, duty or obligation which accrued, attached or arose prior to such termination, nor shall such termination preclude Chevron from asserting its right to specific performance, damages or any other rights or remedies to which it may be entitled. Nonenforcement by Chevron of any remedy for any particular violation of the provisions of this agreement is not a waiver of such remedy, nor shall nonenforcement of a remedy for one violation prevent Chevron from enforcing any remedies for other violations, or for the same violation occurring at any other time.

16. Neither Farmee nor any director, officer, employee or agent of Farmee, its contractors, subcontractors or vendors, shall give or receive from any director, officer, employee or agent of Chevron or any affiliate of Chevron any gift or entertainment of significant cost or value or any commission, fee or rebate in connection with said agreement. In addition, neither Farmee nor any director, officer, employee or agent of Farmee, its contractors, subcontractors or vendors, shall enter into any business arrangement with any director, employee or agent of Chevron or any affiliate of Chevron who is not acting as a representative of Chevron or its affiliate without prior written notification thereof to Chevron. Any representatives authorized by Chevron may audit any and all records of Farmee and any contractor, subcontractor or vendor of Farmee for the sole purpose of determining whether there has been compliance with this provision.

Farmee and its contractors, subcontractors and vendors shall maintain true and correct books and records in connection with this agreement and all transactions related thereto and shall retain all such books and records for at least 24 months after the end of the calendar year in which the transactions occur. In the event costs are to be charged to the credit owed Chevron under this agreement or if costs are to be reimbursed by Chevron, Chevron may from time to time and at any time during the foregoing period of record retention conduct an audit of all books and records of Farmee and its contractors, subcontractors and vendors relating to such costs.

17. Time is of the essence of each and every provision of said agreement.

18. Said agreement represents the entire agreement between the parties with respect to the matters covered and affected thereby, and all prior discussions, correspondence, agreements, and related matters are merged into and superseded by said agreement. Said agreement shall not be modified or amended except by mutual agreement of the parties in writing, and no action or failure to act on the part of either party hereto shall be construed as a modification or amendment to, or a waiver of, any of the provisions of said agreement.

     19. The terms and  conditions  of said  agreement,  including its exhibits,
     shall  be  binding  upon  the  parties  hereto,   their  respective  heirs,
     successors, legal representatives and assigns.23. Indemnity23.
     ----------------- -
Indemnity
---------

Chevron _______            (Farmee) ______________



                                  EXHIBIT "F-1"

Attached  to  and  made  a  part  of  Exhibit  "E"  to  that  certain   Belridge
Road/Railroad Grade Prospect Areas Farmout, dated December 20, 1997, by and between NNG and Saba Exploration Company, Inc. (collectively "Farmee") and Chevron U.S.A. Production Company.

                                           INTERNAL REVENUE CODE ELECTION

A. Liability of Parties. The liability of the parties hereunder shall be several, not joint or collective. Each party shall be responsible only for its obligations set forth in the Agreement. It is not the purpose or intention of this Exhibit to create any partnership, mining partnership, tax partnership or association, and neither this Exhibit nor the operations under this Agreement shall be construed or considered as creating any such relation.

          B. Income Tax Election. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not ------------------- constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations 1.761-1 and 1.761-2. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the farmout area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, under which an election similar to that provided by
               Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.
In case of any conflict between the terms of this exhibit and those of the agreement to which it is attached, the terms of this agreement shall prevail.